QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(7)

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer is made solely by the Offer to Purchase, dated November 19, 2007 (the "Offer to Purchase"), and the related Letter of Transmittal, and any amendments or supplements thereto. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Class A Common Stock (as defined below) in any jurisdiction in which the making or acceptance of offers to sell shares would not be in compliance with the laws of that jurisdiction.

Notice of Offer to Purchase for Cash
Up to 6,700,000 Shares of Class A Common Stock
of
The Fairchild Corporation
by
Phoenix FA Holdings, LLC

        Phoenix FA Holdings, LLC, a Delaware limited liability company ("Phoenix"), is offering to purchase up to 6,700,000 shares of Class A Common Stock, $0.10 par value per share (the "Class A Common Stock"), of The Fairchild Corporation, a Delaware corporation ("Fairchild" or the "Company"), at a price of $2.50 per share (such per share purchase price, the "Purchase Price"), net to the seller in cash, without interest. The offer is subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements to either, collectively constitute the "Offer." Unless the context requires otherwise, all references herein to "shares" refer to shares of Class A Common Stock. Phoenix is making the offer for the purpose of influencing control of the business of Fairchild.

        The Offer is conditioned upon a minimum of 3,700,000 shares being tendered, as well as other important conditions, as set forth in the Offer to Purchase.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 18, 2007, UNLESS THE OFFER IS EXTENDED.

        Upon the terms and subject to the conditions of the Offer, Phoenix will purchase up to 6,700,000 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn, except that if less than 3,700,000 shares are tendered, Phoenix will not be obligated to purchase any shares.

        The term "Expiration Time" means 5:00 p.m., New York City time, on December 18, 2007, unless and until Phoenix, in its sole discretion, has extended the period of time during which the Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by Phoenix, shall expire. Subject to applicable regulation of the U.S. Securities and Exchange Commission, Phoenix reserves the right, in its sole discretion, to change the terms of the Offer, including, but not limited to, purchasing more than 6,700,000 shares in the Offer.

        For purposes of the Offer, Phoenix will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of the Offer, shares that are properly tendered and not properly withdrawn only when, as and if Phoenix gives oral or written notice to MacKenzie Partners, Inc., the Depositary for the Offer, of its acceptance of such shares for payment pursuant to the Offer. Phoenix will pay for shares tendered and accepted for payment in the Offer only after timely receipt by the Depositary of certificates for such shares or of timely confirmation of a book-entry transfer of such shares into the Depositary's account at the "book-entry transfer facility" (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof or in the case of a book-entry transfer, an "agent's message" (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal.

        Upon the terms and subject to the conditions of the Offer, if more than 6,700,000 shares have been validly tendered and not validly withdrawn at or prior to the Expiration Time, Phoenix will purchase shares from all stockholders who properly tender their shares and who do not properly withdraw them before the Expiration Time, on a pro rata basis.

        Phoenix will return all tendered shares that it has not purchased promptly after the Expiration Time.

        Generally, Fairchild's stockholders will be subject to U.S. federal income taxation and applicable withholding when they receive cash from Phoenix in exchange for the shares they tender in the Offer. Phoenix recommends that stockholders consult with their tax advisors with respect to their particular situation.

        Tenders of shares are irrevocable, except that stockholders may withdraw any shares they have tendered at any time before the Expiration Time. If Phoenix has not accepted for payment the shares that have been tendered to it, stockholders may also withdraw their shares after 11:59 p.m., Eastern time, on December 31, 2007. To withdraw shares, stockholders must deliver a written notice of withdrawal with the required information to the Depositary while stockholders still have the right to withdraw their shares.

        If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If shares have been delivered in accordance with the procedures for book-entry transfer described in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

        Phoenix will decide, in its sole discretion, all questions as to the form and validity of notices of withdrawal, and each such decision will be final and binding. None of Phoenix, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        The information required to be disclosed by Rule 14d-6(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

        The Offer to Purchase and the related Letter of Transmittal contain important information that stockholders should read carefully before they make any decision with respect to the Offer. Stockholders may obtain additional copies of the Offer to Purchase and Letter of Transmittal from the Information Agent at the address and telephone number set forth below. The Information Agent will promptly furnish to stockholders additional copies of these materials at Phoenix's expense.

        Please direct any questions or requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of shares, please contact the Depositary.

        The Information Agent for the Offer is:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free: (800) 322-2885
E-mail: proxy@mackenziepartners.com

November 19, 2007

QuickLinks

  Exhibit (a)(7)
Notice of Offer to Purchase for Cash Up to 6,700,000 Shares of Class A Common Stock of The Fairchild Corporation by Phoenix FA Holdings, LLC